UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2009 deltathree, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

419 Lafayette Street, New York, N.Y.	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2009, deltathree, Inc. (the “Company”) and ACN Pacific Pty Ltd. (“ACN Pacific”), a wholly-owned subsidiary of ACN, Inc. (“ACN”), entered into an agreement (the “Agreement”) pursuant to which the Company will provide digital phone and video voice-over-IP telecommunications services to ACN Pacific. ACN Pacific will provide such services in combination with the products and services it makes available to be resold by its independent sales representatives in Australia.

Pursuant to the terms of the Agreement, ACN Pacific will pay the Company a one-time set-up fee of $260,000 and a monthly subscriber-based fee thereafter. The Company will provide services under the Agreement for a period of two years from the date of the launch of the services, expected to take place in early August 2009.  The Agreement can be terminated by either party for cause or upon 120 days notice, and by ACN Pacific upon 30 days notice if the parties cease to remain affiliated entities.

Each of Robert Stevanovski, Anthony Cassara, David Stevanovski and Gregory Provenzano, members of the Company’s Board of Directors, is a principal of ACN, and each of them (other than Anthony Cassara) serves as an officer of ACN.  As a result of their relationship with ACN, each of these individuals may be deemed to have a direct or indirect interest in the transactions contemplated by the Agreement.  In accordance with the Company’s Audit Committee Charter, the Agreement and the transactions contemplated thereby were approved by the Audit Committee, which includes those directors who are not affiliated with ACN.

Item 7.01	Regulation FD Disclosure.

On July 29, 2009, the Company issued a press release announcing the signing of the Agreement.  The press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press release issued by the Company dated July 29, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

By:	/s/ Peter Friedman
Name: Peter Friedman
Title: General Counsel and Secretary

Dated: July 29, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company dated July 29, 2009.